Exhibit 99.1

CFSB Bancorp, Inc. Announces 2023 First Quarter Financial Results

Quincy, Massachusetts, October 21, 2022 – CFSB Bancorp, Inc. (NASDAQ: CFSB) (the “Company”), the holding company for Colonial Federal Savings Bank (the “Bank”), reported net income of $645,000 for the three months ended September 30, 2022, compared to net income of $472,000 for the three months ended September 30, 2021. The increase in net income was primarily due to an increase in net interest income.

President and Chief Executive Officer Michael E. McFarland said “In the quarter ended September 30, 2022 we saw both income and loan volume increase. We also saw improvements in both net interest-earning assets and net interest margin. Interest-earning assets were $347.1 million at September 30, 2022 and $322.7 million at September 30, 2021. Net interest margin was 2.72% at September 30, 2022 and 2.46% at September 30, 2021. Our asset quality remains excellent and expenses were very well controlled.

Income Statement Analysis

Interest and dividend income increased $344,000, or 15.2%, to $2.6 million for the three months ended September 30, 2022 from $2.3 million for the three months ended September 30, 2021. The increase was attributable to an increase of $269,000, or 45.6%, in interest on securities and an increase of $110,000, or 647.1% in interest on short-term investments, offset by a decrease of $35,000, or 2.1%, in interest on loans. Interest income on securities increased due to an increase in the average balance of securities of $42.5 million to $148.8 million for the three months ended September 30, 2022 from $106.3 million for the three months ended September 30, 2021, and an increase in the average yield on securities of nine basis points to 2.31% for the three months ended September 30, 2022 from 2.22% for the three months ended September 30, 2021. Interest income on short-term investments increased due to an increase in the average yield of 218 basis points to 2.34% for the three months ended September 30, 2022 from 0.16% for the three months ended September 30, 2021, offset by a decrease in the average balance of short-term investments of $19.8 million to $21.7 million for the three months ended September 30, 2022 from $41.5 million for the three months ended September 30, 2021. Interest income on loans decreased primarily due to a decrease in the average yield on loans of 11 basis points to 3.67% for the three months ended September 30, 2022 from 3.78% for the three months ended September 30, 2021, offset by an increase in the average balance of loans of $1.7 million to $176.6 million for the three months ended September 30, 2022 from $174.9 million for the three months ended September 30, 2021. The increase in the average yields on securities and other interest-earning assets resulted from the investments that were purchased during the three months ending September 30, 2022 as interest rates increased. The increase in the average loan balances was due to originations exceeding loan payoffs. The decrease in loan yields was due to higher interest rate loan payoffs being replaced with new loans at lower market rates.

Interest expense decreased $36,000, or 12.9%, to $242,000 for the three months ended September 30, 2022 from $278,000 for the three months ended September 30, 2021. The decrease was due to a decrease in the average balance of certificates of deposit of $13.4 million to $97.2 million for the three months ended September 30, 2022 from $110.6 million for the three months ended September 30, 2021 and a decrease in the average rate on certificates of deposit of four basis points to 0.77% for the three months ended September 30, 2022 from 0.81% for the three months ended September 30, 2021. The decrease in the average balance and average costs of certificates of deposit reflected the maturity of higher-rate certificates of deposit.

Net interest income increased $380,000, or 19.2%, to $2.4 million for the three months ended September 30, 2022 from $2.0 million for the three months ended September 30, 2021. The increase was due to an increase in average net interest-earning assets of $27.3 million combined with an increase in the net interest rate spread of 25 basis points to 2.62% for the three months ended September 30, 2022 from 2.37% for the three months ended September 30, 2021. Net interest margin increased 26 basis points to 2.72% for the three months ended September 30, 2022 compared to

2.46% for the three months ended September 30, 2021. The increase in the net interest rate spread was a result of an increase in the yield on interest-earning assets and a decrease in the cost of interest-bearing liabilities.

No provision for loan losses for the three months ended September 30, 2022 was required to be recorded. A provision for loan losses of $15,000 was recorded for the three months ended September 30, 2021. The absence of a provision for the three months ended September 30, 2022 reflected continued strong asset quality.

Non-interest income decreased $42,000, or 17.4%, to $200,000 for the three months ended September 30, 2022 from $242,000 for the three months ended September 30, 2021. The decrease was primarily due to a decrease in gain on sale of security of $48,000 offset by an increase in customer service fees of $7,000.

Non-interest expense increased $110,000, or 6.7%, to $1.7 million for the three months ended September 30, 2022 from $1.6 million for the three months ended September 30, 2021. The increase was due primarily to a $51,000 increase in salaries and employee benefit expense due to normal employee annual merit salary benefit increases and the expense recognized in connection with the Employee Stock Ownership Plan ("ESOP"), a $33,000 increase in occupancy and equipment expenses due primarily to increased lease and service contracts expenses, a $14,000 increase in data processing expense and a $15,000 increase in other expenses due primarily to increased insurance and legal expenses.

The Company recorded a provision for income taxes of $170,000 for the three months ended September 30, 2022, which represented a $70,000, or 70.0%, increase from income taxes of $100,000 for the three months ended September 30, 2021. Our effective tax rate was 20.9% and 17.5% for the quarters ended September 30, 2022 and 2021, respectively. The lower effective tax rate for the three months ended September 30, 2022 and 2021 as compared to the statutory rate reflected the benefit of our investment in tax-advantaged municipal securities and bank-owned life insurance as well as reduced state taxes through utilization of a Massachusetts securities corporation to hold our investment securities. The increase in the provision for income taxes for the three months ended September 30, 2022 was due to the increase in income before income taxes.

Balance Sheet Analysis

Total assets decreased $5.3 million, or 1.4%, to $360.9 million at September 30, 2022 from $366.2 million at June 30, 2022. The decrease resulted primarily from decreases in cash and cash equivalents of $16.0 million, or 50.5%, offset by increases in securities held to maturity of $6.9 million, or 4.8%, and net loans of $2.6 million, or 1.5%.

The Company adopted Accounting Standards Update ("ASU") 2016-02-Leases (Topic 842) on July 1, 2022 and began recognizing operating leases on its consolidated balance sheet by recording a Right-Of-Use asset, representing the Company's legal right to use the leased assets and a net lease liability, representing the Company's legal obligation to make these lease payments.

Cash and cash equivalents decreased $16.0 million, or 50.5%, to $15.7 million at September 30, 2022 from $31.7 million at June 30, 2022 as we invested excess cash into securities to increase our overall yield on interest-earning assets and to a lesser extent, to fund the increase in net loans.

Net loans increased $2.6 million, or 1.5%, to $175.2 million at September 30, 2022 from $172.6 million at June 30, 2022. The increase was due primarily to increases in one-to-four family residential real estate loans of $2.3 million, or 1.6%, $547,000, or 27.8%, in second mortgages and $878,000, or 5.9%, in commercial real estate loans, offset by a decrease of $1.2 million, or 8.4%, in multi-family real estate loans.

Securities held to maturity increased $6.9 million, or 4.8%, to $152.1 million at September 30, 2022 from $145.2 million at June 30, 2022, as we invested excess cash into securities to increase our overall yield on interest-earning assets.

Total liabilities decreased $5.9 million, or 2.0%, to $286.0 million at September 30, 2022 from $291.9 million at June 30, 2022. The decrease was the result of a decrease in deposits of $7.0 million, or 2.4%, offset by the new Operating lease liability of $1.0 million.

Deposits decreased $7.0 million, or 2.4%, to $280.1 million at September 30, 2022 from $287.1 million at June 30, 2022. The decrease was primarily due to decreases of $1.1 million, or 1.5%, in savings accounts, $3.7 million, or 7.9% in money market accounts, and $5.0 million, or 5.0%, in certificates of deposit, offset by increases of $2.7 million, or 4.2% in NOW and demand deposit accounts. The decrease reflects management's decision not to increase interest rates due to excess liquidity and the depositors’ decision not to renew maturing certificates of deposit due to the changing interest rate environment.

Total stockholders' equity increased $667,000, or 0.9%, to $74.9 million at September 30, 2022 from $74.3 million at June 30, 2022. The increase was primarily due to net income of $645,000 for the three months ended September 30, 2022.

Asset Quality

The allowance for loan losses was $1.7 million, or 0.99% of total loans, at September 30, 2022, compared to $1.7 million, or 0.98% of total loans, at September 30, 2021. The allowance for loan loss was $1.7 million, or 1.00% of total loans at June 30, 2022. At September 30, 2022 we had seven loans totaling $2.7 million designated as special mention. We had no loans categorized as substandard, doubtful or loss at September 30, 2022 or 2021. We did not have any non-performing loans at either September 30, 2022 or 2021. We had no charge-offs or recoveries for the three months ended September 30, 2022 or 2021.

About CFSB Bancorp, Inc.

CFSB Bancorp, Inc. is a federal corporation organized as the mid-tier holding company of Colonial Federal Savings Bank and is the majority-owned subsidiary of 15 Beach, MHC. Colonial Federal Savings Bank is a federally chartered stock savings bank that has served the banking needs of its customers on the south shore of Massachusetts since 1889. It operates from three full-service offices and one limited-service office in Quincy, Holbrook and Weymouth, Massachusetts.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, the continuing impact of the COVID-19 pandemic on our business and results of operation; the current or anticipated impact of military conflict, terrorism or other geopolitical events; changes in the quality, size and composition of our loan and securities portfolios, changes in demand for our products and services, legislative, accounting, tax and regulatory changes and a failure in or breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Accordingly, you should not place undue reliance on forward-looking statements. CFSB Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). This press release also contains certain supplemental Non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. Management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s financial results for the periods in question.

The Company provides efficiency ratios in the table of selected data. These measures are utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, management believes that such information is useful to investors. For a reconciliation of GAAP to Non-GAAP financial measures included in this press release, see "Reconciliation of GAAP to Non-GAAP Financial Measures" below.

Contact

Michael E. McFarland

President and Chief Executive Officer

CFSB Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

(In thousands, except per share data)

	September 30, 2022 (Unaudited)	June 30, 2022
Assets
Cash and due from banks	$1,481	$1,609
Short-term investments	14,260	30,058
Total cash and cash equivalents	15,741	31,667
Securities available for sale, at fair value	183	199
Securities held to maturity, at amortized cost, fair value of $133,775 at September 30, 2022 and $133,593 at June 30, 2022	152,141	145,239
Federal Home Loan Bank stock, at cost	191	191
Loans, net of allowance for loan losses of $1,747 at September 30, 2022 and $1,747 at June 30, 2022	175,245	172,593
Premises and equipment, net	3,310	3,334
Accrued interest receivable	1,306	1,265
Bank-owned life insurance	10,208	10,144
Deferred tax asset	1,139	1,079
Operating lease right of use asset	1,021	-
Other assets	457	472
Total assets	$360,942	$366,183
Liabilities and Stockholders' Equity
Deposits
Non-interest bearing	$34,148	$31,168
Interest-bearing	245,904	255,907
Total deposits	280,052	287,075
Mortgagors' escrow accounts	1,618	1,555
Operating lease liability	1,023	-
Accrued expenses and other liabilities	3,332	3,303
Total liabilities	286,025	291,933
Stockholders' Equity
Preferred Stock, $.01 par value, 10,000,000 shares authorized as of September 30, 2022 and June 30, 2022, none issued and
outstanding as of September 30, 2022 and June 30, 2022	-	-
Common Stock, $.01 par value, 90,000,000 shares authorized as of September 30, 2022 and June 30, 2022, 6,521,642 issued
and outstanding as of September 30, 2022 and June 30, 2022	65	65
Additional paid-in capital	27,718	27,720
Retained earnings	49,615	48,970
Accumulated other comprehensive income (loss)	(1)	-
Unearned compensation - ESOP	(2,480)	(2,505)
Total stockholders' equity	74,917	74,250
Total liabilities and stockholders' equity	$360,942	$366,183

CFSB Bancorp, Inc. and Subsidiary

Consolidated Statements of Net Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,
	2022	2021
Interest and dividend income:
Interest and fees on loans	$1,619	$1,654
Interest and dividends on debt securities:
Taxable	751	467
Tax exempt	108	123
Interest on short-term investments and certificates of deposit	127	17
Total interest and dividend income	2,605	2,261
Interest expense:
Deposits	242	274
Short-term borrowings	-	4
Total interest expense	242	278
Net interest income	2,363	1,983
Provision for loan losses	-	15
Net interest income, after provision for loan losses	2,363	1,968
Non-interest income:
Customer service fees	37	30
Income on bank-owned life insurance	64	60
Gain on sale of securities available for sale	-	48
Other income	99	104
Total non-interest income	200	242
Non-interest expense:
Salaries and employee benefits	1,018	967
Occupancy and equipment	243	210
Advertising	39	41
Data processing	94	80
Deposit insurance	21	22
Other general and administrative	333	318
Total non-interest expense	1,748	1,638
Income before income taxes	815	572
Provision for income taxes	170	100
Net income	$645	$472
Earnings per share:
Basic and diluted	$0.10	N/A
Weighted average shares:
Basic and diluted	6,272,838	N/A

CFSB Bancorp, Inc. and Subsidiary

Selected Data

	At or for the years ended
	September 30,
	2022	2021
Performance Ratios:
Return on average assets	0.71%	0.56%
Return on average equity	3.39%	3.86%
Interest rate spread (1)	2.62%	2.37%
Net interest margin (2)	2.72%	2.46%
Non-interest expense to average assets	1.93%	1.95%
Efficiency ratio (3)	68.20%	73.62%
Average interest-earning assets to average interest-bearing liabilities	138.18%	126.99%
Average equity to average assets	20.97%	14.53%
Capital Ratios:
Total capital to risk-weighted assets	34.28%	30.12%
Tier 1 capital to risk-weighted assets	33.37%	29.09%
Common equity tier 1 capital to risk-weighted assets	33.37%	29.09%
Tier 1 capital to average assets	17.69%	14.55%
Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	0.99%	1.00%
Allowance for loan losses as a percentage of non-performing loans	NM	NM
Net (charge-offs) recoveries to average outstanding loans during the year	-%	-%
Non-performing loans as a percentage of total loans	-%	-%
Non-performing loans as a percentage of total assets	-%	-%
Total non-performing assets as a percentage of total assets	-%	-%

(1) Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Represents net interest income as a percentage of average interest-earning assets.
(3) Represents non-interest expenses divided by the sum of net interest income and non-interest income.

Reconciliation of GAAP to Non-GAAP Measures by Quarter

	For the quarters ended
	September 30,
	2022	2021
Net interest income	$2,363	$1,983
Non-interest income	200	242
Total Income	2,563	2,225
Non-interest income	1,748	1,638
Efficiency ratio	68.20%	73.62%